EXHIBIT 99.1

                                PR NEWS RELEASE

Gateway Energy Corporation
500 Dallas Street, Suite 2615
Houston, TX  77002


FOR IMMEDIATE RELEASE:

GATEWAY ENERGY CORPORATION ANNOUNCES THE SALE OF ITS RIGHTS IN THE AET NITROGEN REJECTION TECHNOLOGY

HOUSTON, TEXAS, December 22, 2006. Gateway Energy Corporation (OTCBB: GNRG) ("Gateway") today announced that it sold to HNNG Development, LLC ("HNNG"), its interest in the First Amended and Restated Agreement to Develop Natural Gas Treatment Projects Using Mehra Gas Treating Units with Advanced Extraction Technologies, Inc., involving certain rights to a patented nitrogen rejection process.

     The total purchase price for the sale is $600,000, consisting of $200,000 paid at closing and a promissory note payable to Gateway in the amount of $400,000, which note is discounted by $100,000 if the note is prepaid on or before March 22, 2007. If not prepaid, the Note becomes due on June 22, 2008. In connection with the sale, for a period of five years, Gateway will have certain rights to participate in pipeline projects available to HNNG that are related to their future nitrogen rejection projects in the U.S. HNNG also agreed to allow Gateway to pursue during 2007 two potential nitrogen rejection projects, provided that HNNG will have the right to participate in such projects if they are consummated.

     Robert Panico, Chief Executive Officer of Gateway, stated "This sale concludes a lengthy review by Gateway of our nitrogen rejection business and our decision to exit the business of licensing nitrogen rejection units. We believe our agreement will allow us to continue servicing the NRU sector, by participating in pipeline projects available to HNNG. This is a significant step in our restructuring program to position Gateway for growth in 2007 and our renewed focus on our core competencies."

     Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore Texas and in federal waters of the Gulf of Mexico.


Contact: Carolyn Miller - (713) 336-0844.
Website: www.gatewayenergy.com
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